As filed with the Securities and Exchange Commission on August 8, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Capital Mortgage Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	45-0907772
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip code)

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP. EQUITY INCENTIVE PLAN FOR INDEPENDENT DIRECTORS

(Full title of the plan)

Samuel A. Flax, Esq.

Executive Vice President and Secretary

American Capital Mortgage Investment Corp.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

(301) 968-9300

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee(2)(3)
Common stock, par value $0.01 per share (the “Common Stock”)	100,000	$18.63	$1,863,000	$216

(1)

Represents the maximum number of shares of Common Stock issuable under the American Capital Mortgage Investment Corp. Equity Incentive Plan for Independent Directors (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act based on the average of the high and the low prices of the Common Stock reported on The NASDAQ Global Select Market on August 5, 2011.
(3)

In reliance upon Rule 457(p) under the Securities Act of 1933, the registration fee has been satisfied by applying $216 of the previously paid filing fee of $58,050 (of which $36,688 remains) that was paid with respect to $500,000,000 aggregate initial offering price of securities that were previously registered pursuant to the Registration Statement on Form S-11 (File No. 333-173238) filed by American Capital Mortgage Investment Corp., $316,000,000 of which were not sold or available to cover over-allotments, if any, thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I will be sent by American Capital Mortgage Investment Corp., a Maryland corporation (the “Corporation”), to plan participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Corporation with the SEC are incorporated by reference in this registration statement:

(a) The Corporation’s prospectus, dated August 3, 2011, filed pursuant to Rule 424(b)(4) under the Securities Act (the “Prospectus”); and

(b) The description of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), contained in the Corporation’s Registration Statement on Form 8-A filed with the SEC on July 29, 2011 to register the Common Stock under the Exchange Act of 1934, as amended, (the “Exchange Act”) including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include a provision in its charter limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The registrant’s charter contains a provision that eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The registrant’s charter authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the registrant and at the request of the registrant, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the ultimate entitlement to indemnification. The registrant’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served any predecessor of the registrant in any of the capacities described above and any employee or agent of the registrant or any predecessor of the registrant.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the underwriting agreement to be entered into in connection with an offering of common stock pursuant to the Company's registration statement on Form S-11, a substantially final form of which is filed as an exhibit to such registration statement, the underwriters will agree to indemnify our directors, officers and persons controlling us, within the meaning of the Securities Act, the Exchange Act or any U.S. federal or state statutory law or regulation or at common law or otherwise, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1*	Form of Articles of Amendment and Restatement of American Capital Mortgage Investment Corp.

3.2**	Amended and Restated Bylaws of American Capital Mortgage Investment Corp., as amended by Amendment No. 1

4.1*	Form of Certificate for Common Stock

5.1	Opinion of Venable LLP

10.1***	Form of American Capital Mortgage Investment Corp. Equity Incentive Plan for Independent Directors

10.2****	Form of Restricted Stock Agreement for independent directors

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney

*	Incorporated by reference to the like-numbered exhibit to Amendment No. 3 to the Corporation's Registration Statement on Form S-11 (Registration No. 333-173238), filed with the SEC on July 20, 2011.
**	Incorporated by reference to the like-numbered exhibit to Amendment No. 4 to the Corporation's Registration Statement on Form S-11 (Registration No. 333-173238), filed with the SEC on July 29, 2011 (“Amendment No. 4”).
***	Incorporated by reference to Exhibit 10.5 to Amendment No. 4.
****	Incorporated by reference to Exhibit 10.6 to Amendment No. 4.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Bethesda, State of Maryland, on August 8, 2011.

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.

By:	/s/ Samuel A. Flax
Name:	Samuel A. Flax
Title:	Executive Vice President and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
* Malon Wilkus	Chair and Chief Executive Officer (Principal Executive Officer)	August 8, 2011

* John R. Erickson	Director, Chief Financial Officer and Executive Vice President (Principal Accounting and Financial Officer)	August 8, 2011

* Robert M. Couch	Director	August 8, 2011

* Morris A. Davis	Director	August 8, 2011

* Randy E. Dobbs	Director	August 8, 2011

* Larry K. Harvey	Director	August 8, 2011

* Alvin N. Puryear	Director	August 8, 2011

* By:	/s/ Samuel A. Flax
Samuel A. Flax, Attorney-in-Fact